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                                                                   EXHIBIT 23.01



                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------


The Board of Directors
LXR Biotechnology Inc.:

We consent to incorporation by reference in the registration statement (No. 33-92488) on Form S-8 of LXR Biotechnology Inc. of our report dated February
13, 1998, relating to the consolidated balance sheets of LXR Biotechnology Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997, and for the period from April 20, 1992 (date of incorporation) through December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-KSB/A of LXR Biotechnology Inc.

Our report dated February 13, 1998, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result form the outcome of that uncertainty.


                                             /s/ KPMG PEAT MARWICK LLP



San Francisco, California
April 15, 1998